Exhibit 99.1

FOR IMMEDIATE RELEASE

LOWE’S CONFIRMS NON-BINDING PROPOSAL TO RONA BOARD TO ACQUIRE RONA FOR C$14.50 IN CASH PER SHARE

•	Lowe’s non-binding proposal provides an attractive premium to RONA shareholders, compelling strategic logic for both companies and important commitments to RONA’s key stakeholders
•	Under Lowe’s proposal RONA would remain a Quebec-based company with the Canadian head office in Boucherville, Quebec
•	Lowe’s seeking friendly negotiation with RONA Board of Directors

MOORESVILLE, N.C, July 31, 2012—Lowe’s Companies Inc. (NYSE: LOW) (“Lowe’s” or the “Company”) confirmed today that it has made a non-binding proposal to the Board of Directors of Canadian home improvement and hardware retailer RONA Inc. (TSX: RON) (“RONA”) to acquire all of the issued and outstanding common shares of RONA for C$14.50 in cash per share.  A number of institutional shareholders representing in the aggregate approximately 15% of RONA’s outstanding shares have indicated that they support Lowe’s proposal.  The proposal, which is subject to the satisfactory completion of confirmatory due diligence, represented an attractive premium of 36.7% to the C$10.61 closing share price on July 6, 2012 and a premium of 42.4% to the volume-weighted average share price of C$10.18 for the 20 trading days ended July 6, 2012, the last trading day prior to the submission of the Lowe’s proposal. However, the proposal was rejected by the Board of Directors of RONA.

The non-binding proposal was delivered to RONA Board Chairman Mr. Robert Paré, on July 8th, 2012.  RONA’s Board asked Lowe’s for additional time to consider the proposal but, subsequently, rejected it. In light of this decision, Lowe’s is making its proposal public in its entirety to allow for all RONA shareholders and other stakeholders to evaluate the numerous economic and commercial benefits outlined in the proposal and to allow for shareholders to communicate their views directly to RONA’s board.  Lowe’s proposal letter is appended in its entirety to this news release.

At RONA’s request, the chief executive officers of Lowe’s and RONA first met one year ago on July 27, 2011 to discuss a potential relationship between the two companies.  RONA’s CEO subsequently visited Lowe’s facilities in North Carolina to continue the initial discussions.  Including these initial meetings, the two companies have discussed or reviewed proposals for a working arrangement between them, including a previous proposal by Lowe’s to acquire RONA, dated December 15, 2011.  That proposal was rejected by the RONA board.

Robert A. Niblock, Chairman, President and Chief Executive Officer of Lowe’s, said, “We are disappointed that RONA’s Board of Directors has rejected our friendly non-binding proposal, which is clearly attractive for RONA shareholders. We believe a combination of Lowe’s and RONA makes enormous business sense. In addition, our proposal includes a number of important commitments to RONA that will benefit key stakeholders, including RONA’s dealer-owners, employees, suppliers, customers and local communities and would keep RONA’s headquarters in Boucherville, Quebec.

”We reiterate our proposal to the RONA Board. We hope that in the exercise of its fiduciary duties, RONA’s Board will reconsider and recognize that our proposal represents a very attractive opportunity for all RONA shareholders and the company’s major stakeholders. Lowe’s operates with the utmost respect and support for the communities where we do business and our proposal demonstrates Lowe’s respect for the economic and cultural heritage of this important Quebec-based business. Bottom line, we believe that our proposal is good for RONA and the communities it serves in Quebec as well as across Canada, and it is also good for consumers. We encourage the Board of RONA to reconsider its position,” concluded Mr. Niblock.

Compelling Strategic Rationale and Commitments to RONA Stakeholders

In addition to the attractive premium offered to RONA’s shareholders, the proposal is underpinned by a compelling strategic rationale and commitments that benefit all stakeholders of both RONA and Lowe’s, including customers.

Creation of a Strengthened Canadian Home Improvement Retailer with World-Class Capabilities Headquartered in Quebec – Combining RONA’s Canadian operations with Lowe’s strong global presence would provide RONA’s operations with substantial benefits by creating a strengthened Canadian home improvement retailer with world-class capabilities across channels and geographies. While the combined Canadian business would undoubtedly benefit from Lowe’s global reach and deep supplier relationships, Lowe’s believes that preserving RONA’s local market expertise and relationships is critical.

Under Lowe’s proposal, RONA will remain a Quebec-based company and the headquarters for the combined Canadian business will remain in Boucherville, Quebec.

Share Best Practices and Leverage Strengths of Existing Employees – RONA and Lowe’s share strong organizational cultures and dedicated managers and employees that are critical to the success of both their businesses.  By combining the talents of their people and sharing organizational best practices, the combined companies create a stronger platform for future growth and a great work environment.  In order to capitalize on the strong local market expertise within RONA, Lowe’s intends for much of RONA’s management team to continue in leadership roles, and intends to preserve the important role that dealer-owners play in the management of RONA.  Lowe’s also expects that the number of people employed by RONA today, both within Quebec and across the rest of Canada, would be the same or greater following the transaction and believes that the combined entity would offer significantly enhanced growth opportunities benefiting all of our employees.

Strengthened Multi-Channel Retail Strategy – While Lowe’s is best known for its traditional large store formats, the Company would be committed to preserving and developing RONA’s multi-channel retail strategy that includes retail, commercial and distribution channels offered through large stores, smaller urban/proximity format stores and a well-developed online presence offered under a number of different brands.  RONA is a renowned Canadian brand and it is strategically and culturally desirable that RONA stores and distribution operations continue to operate under the RONA brand.

Enhanced Dealer-Owner Value Proposition – Combining Lowe’s and RONA’s operations would create a strengthened, global home improvement retailer with more than C$57 billion in aggregate annual sales - an organization that would be ranked among the top 50 Fortune 500 companies.  Lowe’s deep supplier relationships and an enhanced product offering would create significant value for RONA’s dealer-owners and better position the company to serve its customers.

Commitment to Local and Ethical Sourcing of Materials – Lowe’s understands and shares RONA’s commitment to procuring goods in Canada wherever possible. During 2011, Lowe’s Canada procured approximately 70% of its materials through Canadian suppliers.  Lowe’s will continue its local and ethical procurement strategy in the future and would like to expand the relationships that both Lowe’s and RONA have developed with Canadian manufacturers and suppliers. With its leading global home improvement platform, Lowe’s believes that it is also uniquely well-suited to increase the distribution of Canadian manufactured products into new international markets.

Continued Commitment to Canadian Communities – Lowe’s is aware of and endorses the significant level of support that RONA provides to communities across Canada through charitable initiatives such as the RONA Foundation. Lowe’s shares the same philosophy and is committed to supporting charitable initiatives supported by RONA. Lowe’s Charitable and Educational Foundation has a proud history of improving the communities it serves. Lowe’s commitment is about more than writing cheques – it’s about its heritage of making an impact in its communities.

Since Lowe’s was founded in 1946, the company has grown from a small-town hardware store to a FORTUNE®100 company, serving millions of customers every week.  The Company takes great pride in a culture built on more than 65 years of exceptional customer service.  It is a culture shaped by more than 248,000 employees who are the foundation that unites it and drives its success.  Employees and leadership share a vision and values that connect them with generations of Lowe’s employees:  a commitment to values – customer-focus, ownership in the company, respect for each other, teamwork, a passion for execution and integrity.

Lowe’s currently operates more than 1,745 stores in North America, including 31 stores in Canada and three in Mexico, plus an additional 16 stores as part of a joint venture in Australia.  As the company continues to enter new markets, it is working harder than ever to preserve and enhance its customer-focused culture and to carry on a rich tradition of caring for the communities in which it operates and where its employees live and work.

At this stage, there can be no assurance that any agreement will be reached between the two companies or that any transaction will result and Lowe’s non-binding proposal to the RONA Board is subject to receiving access from RONA to perform satisfactory confirmatory due diligence.  Any transaction would also be subject to the satisfaction of conditions, including the receipt of all necessary regulatory approvals.

Lowe’s Companies Proposal Letter to the RONA Board [LINK provided by CNW/PR Newswire].

Proposal Fact Sheet [LINK provided by CNW/PR Newswire].

Disclosure Regarding Forward-Looking Statements

This news release includes “forward-looking statements” including those regarding Lowe’s non-binding proposal to RONA’s board of directors and the expected impact of the proposed acquisition on Lowe’s strategic and operational plans and financial results.  Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in these forward-looking statements. Although the company believes that the expectations, opinions, projections, assumptions and comments reflected in forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct.  Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that Lowe’s non-binding proposal to the RONA Board of Directors to acquire RONA will be rejected by RONA’s board of directors or, if applicable, shareholders; the possibility that even if Lowe’s proposal is accepted, the proposed transaction will not close or that the closing may be delayed; the failure to obtain, any necessary actions to obtain and the timing to obtain any required regulatory approvals for any transaction; the effect of the announcement of the non-binding proposal on Lowe’s and RONA’s strategic relationships, operating results and businesses generally; significant transaction costs or unknown liabilities; failure to realize the expected benefits of the combination; and general economic conditions.  For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the "Risk Factors" included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise, except as required by law.

FURTHER INFORMATION

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell RONA common shares.

SOURCE: Lowe’s Companies, Inc. Shareholder/Analyst Inquiries: Tiffany Mason, 704-758-2033 or Media Inquiries: Chris Ahearn, 704-758-2304 Laurent Pepin, 514-843-2312

July 8, 2012

Mr. Robert Paré
Chairman of the Board
RONA Inc.
220 Chemin du Tremblay
Boucherville, Québec J4B 8H7

Dear Robert,

Further to our meeting today, we are interested in working with you to pursue a combination of Lowe’s and RONA, which we believe would benefit all shareholders and stakeholders. As you know from the meetings we had with Mr. Robert Dutton and our previous proposal letter dated December 15, 2011, we admire RONA's unique business model, strong management team and deep Canadian heritage. We continue to believe that a combination of RONA and Lowe’s offers a unique and compelling opportunity to create value for all stakeholders as well as providing meaningful benefits for the Canadian customer.

Based on our strong belief in the value of combining our businesses in Canada, we are prepared, subject to satisfactory completion of confirmatory due diligence, to acquire all of the issued and outstanding common shares of RONA for C$14.50 in cash per share, which we believe your shareholders will find attractive. This proposal represents a premium of 36.7% to the C$10.61 closing share price on July 6, 2012 and a premium of 42.4% to the volume weighted average share price of C$10.18 for the 20 trading days ended July 6, 2012. We are prepared to move forward quickly to consummate a transaction.

At this time, we are proposing a Board-supported, court approved plan of arrangement, subject to customary terms and conditions for a transaction of this nature.  As further evidence of our commitment to the transaction, Lowe’s has held confidential discussions with a number of large institutional shareholders of RONA regarding our proposal and, based on these discussions, shareholders representing in aggregate approximately 15% of RONA’s outstanding shares have indicated that they are supportive of our proposal. Additionally, we have recently accumulated an ownership position in RONA through the public purchase of shares.

In addition to the attractive premium offered to RONA’s shareholders, we believe the proposed transaction is underpinned by a compelling strategic rationale and we are prepared to make commitments benefiting all stakeholders and customers of both RONA and Lowe’s:

•
Creation of a Strengthened Canadian Home Improvement Retailer with World-Class Capabilities Headquartered in Quebec – Combining RONA’s operations with Lowe’s strong global presence would create a strengthened Canadian home improvement retailer with world-class capabilities across channels and markets. While the combined Canadian business would undoubtedly benefit from our global reach and deep supplier relationships, we believe that preserving RONA’s local market expertise and relationships is critical. As a result, RONA would remain a Quebec-based company and the headquarters for the combined Canadian business would remain in Boucherville.

•
Share Best Practices and Leverage Strengths of Existing Employees – RONA and Lowe’s share strong organizational cultures and dedicated managers and employees that are critical to the success of both of our businesses.  By combining the talents of our people and sharing organizational best practices, we would create a stronger platform for future growth and a great work environment.  In order to capitalize on the strong local market expertise within RONA, we would provide continued leadership roles for much of RONA’s management team, and we intend to preserve the important role that dealer-owners play in the management of RONA.  We also expect that the number of people employed by RONA today, both within Quebec and across the rest of Canada, would be the same or greater following the transaction and believe that the combined entity would offer significantly enhanced growth opportunities benefiting all of our employees.

•
Strengthened Multi-Channel Retail Strategy –While Lowe’s is best known for its traditional large store formats, the Company would be committed to preserving and developing RONA’s multi-channel retail strategy that includes retail, commercial and distribution channels offered through large stores, smaller urban/proximity format stores and a well-developed online presence offered under a number of different brands.  RONA is a renowned Canadian brand and it is strategically and culturally desirable that RONA stores and distribution operations continue to operate under the RONA brand.

1000 Lowe's Blvd., Mooresville, NC 28117

•
Enhanced Dealer-Owner Value Proposition – Combining Lowe’s and RONA’s operations would create a strengthened, global home improvement retailer with more than C$57 billion in aggregate annual sales - an organization that would be ranked among the top 50 Fortune 500 companies. The combination of our two companies would provide an enhanced product offering, creating significant value for RONA’s dealer-owners and better positioning the company to serve its customers.

•
Commitment to Local and Ethical Sourcing of Materials – Lowe’s understands and shares RONA’s commitment to procure goods in Canada wherever possible. During 2011, Lowe’s Canada procured approximately 70% of its materials through Canadian suppliers.  We will continue our local and ethical procurement strategy in the future and would like to expand the relationships that both Lowe’s and RONA have developed with Canadian manufacturers and suppliers. With our leading global home improvement platform we believe that we are also uniquely well suited to increase the distribution of Canadian products into new international markets.

•
Continued Commitment to Canadian Communities – We are aware of and endorse the significant level of support that RONA provides to communities across Canada through charitable initiatives such as the RONA Foundation. Lowe’s shares the same philosophy and is committed to supporting charitable initiatives supported by RONA. Our Charitable and Educational Foundation has a proud history of improving the communities we serve. Lowe’s commitment is about more than writing cheques – it’s about our heritage of making an impact in our communities.

Please know that the Lowe's Board of Directors fully supports and is committed to this proposal.  We have engaged and have been working closely with CIBC World Markets and Bank of America Merrill Lynch as our financial advisors, and Stikeman Elliott and Hunton & Williams, as our legal advisors.  With the assistance of these advisors, we have completed an extensive analysis of RONA and have carefully considered the proposed transaction solely on the basis of publicly available information. At this time, we would like to work constructively with RONA's management team to conduct confirmatory due diligence and, subject to RONA’s granting Lowe’s exclusivity, we are prepared to devote all necessary resources to complete due diligence in an expeditious manner with minimal disruption to RONA’s business.  We believe we could complete our due diligence within two to four weeks, subject to engaged assistance from RONA’s management team.  In addition to completing confirmatory financial and legal due diligence, the key focus areas for our due diligence would be to review the current condition of RONA’s IT systems and all lease arrangements relating to the store and distribution store network. We would also propose to work towards settling the transaction documents during the due diligence/exclusivity period. This letter represents a non-binding indication of interest on our part and is not intended to create any legally binding obligations.

We are confident that all necessary regulatory approvals will be obtainable and, with our significant cash on hand, excess credit facility capacity and our strong credit rating, the transaction would not be subject to any financing conditions.

In conclusion, we trust that the Board of Directors, in the exercise of its fiduciary duties, recognizes that this proposal represents a very attractive opportunity for RONA’s shareholders and other stakeholders and we sincerely hope that we can work together to ensure that your shareholders, dealer-owners, employees and customers have the opportunity to realize its benefits.  I ask that you please contact me at your earliest convenience to discuss the details of our proposal and to develop a timetable to advance the proposed transaction.  We are eager to work with RONA’s Board of Directors and senior leadership team to consummate a transaction and we request your response by July 15, 2012.

Sincerely,

/s/ Robert A. Niblock

Robert A. Niblock
Chairman, President
and Chief Executive Officer

cc:	Mr. Robert Dutton (via e-mail: robert.dutton@rona.ca)
President and Chief Executive Officer, RONA Inc.

1000 Lowe's Blvd., Mooresville, NC 28117

Lowe’s Companies Inc.	• US $50.2 billion in sales for fiscal 2011 • FORTUNE® 100 company • Second-largest home improvement retailer in the world	• More than 1,745 stores in the United States, Canada and Mexico • 31 stores in Canada, none located in the Province of Quebec
RONA Inc.	• C$4.8 billion in sales in fiscal 2011	• Approximately 300 corporate and franchised locations, including 80 big box stores • 41 of the big box stores located in the Province of Quebec • 500 Bannered Dealers
ANTICIPATED BENEFITS OF THE TRANSACTION FOR RONA INC.

•
Lowe’s has made a non-binding proposal to the Board of Directors of Canadian home improvement and hardware retailer RONA Inc. (TSX:RON) (“RONA”) to acquire all of the issued and outstanding common shares of RONA for C$14.50 in cash per share.  The proposal is subject to the satisfactory completion of confirmatory due diligence.

•
The proposal represents an attractive premium of 36.7% to the C$10.61 closing share price on July 6, 2012 and a premium of 42.4% to the volume-weighted average share price of C$10.18 for the 20 trading days ended July 6, 2012, the last trading day prior to the submission of the Lowe’s proposal.

•	A number of institutional shareholders representing in the aggregate approximately 15% of RONA’s outstanding shares have indicated that they support Lowe’s proposal.

•	The transaction is underpinned by a compelling strategic rationale and commitments that benefit all stakeholders and customers of both RONA and Lowe’s. These commitments include:

•	Creation of a strengthened Canadian home improvement retailer with world class capabilities, headquartered in Boucherville, Quebec

•	Share best practices and leverage strengths of existing employees

•	Strengthened multi-channel retail strategy

o	RONA is a renowned Canadian brand and it is strategically and culturally desirable that RONA stores and distribution operations continue to operate under the RONA brand

•	Enhanced dealer-owner value proposition

•	Commitment to local and ethical sourcing of materials

•	Continued commitment to Canadian communities

o	Lowe’s is committed to supporting RONA’s charitable initiatives and its sponsorship of Canadian Olympic athletes.

ANTICIPATED BENEFITS OF THE TRANSACTION FOR LOWE’S COMPANIES INC.

•	If the proposed transaction takes place, Lowe’s would become the #1 home improvement retailer in Canada by revenue.

•
For Lowe’s, the transaction offers an opportunity to immediately and significantly expand its Canadian presence, particularly in Quebec  where RONA has a strong presence and Lowe’s currently has no stores.

•	From a financial perspective, the transaction would immediately add approximately C$5 billion in annual revenue.

•	Longer term, Lowe’s believes there are significant opportunities to increase both the revenue and EBIT margin of the combined business.

•	Based on the proposal announced today, the transaction is expected to have a positive net present value.

•	Lowe’s is committed to maintaining its current credit ratings.

•
If Lowe’s moves forward with a transaction, it will provide updated guidance as to financial impacts and long-term targets.  There would be some short term impact on the share repurchase program, but longer-term it is expected to be net positive to the share repurchase program.

•	Bottom line, Lowe’s believes the proposed transaction would be a WIN-WIN for Lowe’s and RONA and would create significant value for shareholders of both companies.

•	Creation of a strengthened Canadian home improvement retailer with world class capabilities, headquartered in Boucherville, Quebec

•	Share best practices and leverage strengths of existing employees

•	Strengthened multi-channel retail strategy

o	RONA is a renowned Canadian brand and it is strategically and culturally desirable that RONA stores and distribution operations continue to operate under the RONA brand.

•	Enhanced dealer-owner value proposition

•	Commitment to local and ethical sourcing of materials

•	Continued commitment to Canadian communities

o	Lowe’s is committed to supporting RONA’s charitable initiatives and its sponsorship of Canadian Olympic athletes.

ANTICIPATED BENEFITS OF THE TRANSACTION FOR LOWE’S COMPANIES INC.

•	If the proposed transaction takes place, Lowe’s would become the #1 home improvement retailer in Canada by revenue.

•
For Lowe’s, the transaction offers an opportunity to immediately and significantly expand its Canadian presence, particularly in Quebec  where RONA has a strong presence and Lowe’s currently has no stores.

•	From a financial perspective, the transaction would immediately add approximately C$5 billion in annual revenue.

•	Longer term, Lowe’s believes there are significant opportunities to increase both the revenue and EBIT margin of the combined business.

•	Based on the proposal announced today, the transaction is expected to have a positive net present value.

•	Lowe’s is committed to maintaining its current credit ratings.

•
If Lowe’s moves forward with a transaction, it will provide updated guidance as to financial impacts and long-term targets.  There would be some short term impact on the share repurchase program, but longer-term it is expected to be net positive to the share repurchase program.

•	Bottom line, Lowe’s believes the proposed transaction would be a WIN-WIN for Lowe’s and RONA and would create significant value for shareholders of both companies.